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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                               THREE MONTHS         THREE MONTHS
                                  ENDED                ENDED              YEAR ENDED
                              MARCH 31, 2003       MARCH 31, 2002     DECEMBER 31, 2002      YEAR ENDED DECEMBER 31,
                            ------------------   ------------------   ------------------   ---------------------------
                            ACTUAL   PRO-FORMA   ACTUAL   PRO-FORMA   ACTUAL   PRO-FORMA   2001    2000   1999    1998
                            ------   ---------   ------   ---------   ------   ---------   ----    ----   ----    ----
Pre-tax loss before
 minority interest and
 cumulative effect of
 accounting change........   $(38)     $(39)      $(51)     $(52)      $(74)     $(77)     $(132)  $193   $(539)  $213
Loss (earnings) on
 Equistar investment......     45        45         39        39         80        80         90    (39)     19    (40)
Cash distributions from
 Equistar.................      0         0          0         0          0         0          0     83      75    317
Add back fixed charges:
   Interest expense.......     23        24         22        23         90        93         85     80      72     76
   Rent expenses (33%)....      2         2          2         2          7         7          6      5       4      4
                             ----      ----       ----      ----       ----      ----      -----   ----   -----   ----
      Total fixed
        charges...........     25        26         24        25         97       100         91     85      76     80
                             ----      ----       ----      ----       ----      ----      -----   ----   -----   ----
Adjusted earnings.........   $ 32      $ 32       $ 12      $ 12       $103      $103      $  49   $322   $(369)  $570
Ratio of earnings to fixed
 charges..................    1.3x      1.2x       0.5x      0.5x       1.1x      1.0x       0.5x   3.8x   (4.9)x  7.1x
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